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                                                                    Exhibit 8.1

          Significant Subsidiaries of O2 MICRO INTERNATIONAL LIMITED

O//2//Micro, Inc., a California corporation

O//2//Micro Electronics, Inc., a Taiwan company

O//2//Micro International Japan Limited, a Japanese company

O//2//Micro PTE Limited-Singapore, a Singapore company

Aotu Micro (Wuhan) Co., Ltd., a Chinese company

O//2//Micro (Beijing) Co., Ltd., a Chinese company

O//2//Micro (China) Co., Ltd., a Chinese company

O//2//Micro (Chengdu) Co., Ltd., a Chinese company

OceanOne Semiconductor (Ningbo) Limited, a Chinese company

International Asset Holding Company, a Cayman Islands company